Exhibit 99.1

NEWS RELEASE

Nabors Expects Lower 2Q 2013 Operating Income Relative to Mean Estimates

HAMILTON, Bermuda, July 9, 2013 — Nabors Industries Ltd. (NYSE:NBR) today announced that it expects second quarter operating results to fall below consensus estimates.  Operating Income is projected to be in the range of $88 to $91 million.  The shortfall is most pronounced in two business lines: Rig Services and Completion and Production Services.  Within Rig Services, lower sales of capital equipment and reduced service and rental activity impacted financial performance.  Adverse weather and intense competition negatively affected results in Completion and Production Services, particularly for pressure pumping in the U.S. and Canada.

Tony Petrello, Nabors’ Chairman and CEO, commented, “For some time our outlook for the second quarter has been cautious, with results improving in subsequent quarters.  Unfortunately, the lingering winter weather and subsequent flooding in our northern markets, together with a slower recovery in Canrig, have resulted in a weaker than expected quarter.  Our other operations appear to be in-line to favorable compared to expectations.  Despite the shortfalls and no asset sales, we still realized a significant reduction in gross debt of nearly $300 million in the second quarter.

“Efficiency gains appear to be consuming operator budgets more rapidly than anticipated and could result in year-end weakness absent favorable mid-year budget revisions.  We remain particularly cautious in our outlook for pressure pumping.  Although industry activity appears to be increasing slightly, the combination of improving pumping efficiency and increasing competitive intensity tempers our view.  Nonetheless, the improving near and longer term outlook for our other business lines remains intact.”

About Nabors

The Nabors companies own and operate approximately 473 land drilling rigs throughout the world and approximately 546 land workover and well servicing rigs in North America.  Nabors’ actively marketed offshore fleet consists of 37 platform rigs, 7 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with approximately 805,000 hydraulic horsepower currently in service.  Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services.  Nabors participates in most of the significant oil and gas markets in the world.

For further information, please contact Dennis A. Smith, Director of Corporate Development & Investor Relations, at 281-775-8038.  To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.